EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021 relating to the financial statements of Arcadia Biosciences, Inc., appearing in the Annual Report on Form 10-K of Arcadia Biosciences, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

May 28, 2021